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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 5 to this Registration Statement No. 333-106268 and in Post-Effective Amendment No. 6 to Registration Statement No. 333-62222 of Piedmont Natural Gas Company, Inc., on Form S-3 of our report dated April 7, 2003 (October 24, 2003 as to Notes 2 and 12) relating to the financial statements of North Carolina Natural Gas Corporation (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in 2002 in its method of accounting for goodwill and an explanatory paragraph regarding the restatement described in Note 2) appearing in the Prospectus, which is part of these Registration Statements. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
December 8, 2003